UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

July 9, 2009

IPC Holdings, Ltd.

(Exact name of registrant as specified in its charter)

Bermuda

(State or Other Jurisdiction of Incorporation)

0-27662	Not Applicable
(Commission File Number)	(I.R.S. Employer Identification No.)

American International Building
29 Richmond Road Pembroke, Bermuda	HM 08
(Address of principal executive offices)	(Zip Code)

(441) 298-5100

(Registrant’s telephone number,

including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

Agreement and Plan of Amalgamation

IPC Holdings, Ltd. (“IPC ”) announced on July 9, 2009, that it had entered into an Agreement and Plan of Amalgamation (the “Amalgamation Agreement”) with Validus Holdings, Ltd. (“Validus”) and its wholly owned subsidiary, Validus Ltd., pursuant to which, subject to the terms and conditions set forth therein, IPC will amalgamate with Validus Ltd. (the “Amalgamation”). A copy of the press release announcing the entry into the Amalgamation Agreement is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

After the effective time of the Amalgamation, IPC shareholders will have the right to receive 0.9727 Validus voting common shares and $7.50 in cash, less any applicable withholding tax and without interest, in exchange for each IPC common share they hold, unless they exercise appraisal rights.

The boards of directors of both IPC and Validus have unanimously adopted the Amalgamation Agreement, and have deemed it fair, advisable and in the best interests of their respective companies and shareholders to enter into the Amalgamation Agreement and to consummate the transactions contemplated thereby. IPC intends to modify its bye-laws before the IPC shareholder vote on the Amalgamation to provide that the approval of at least a majority of the common shares voting at the meeting will be sufficient to adopt the Amalgamation Agreement and approve the Amalgamation (without such amendment, approval of 75% of IPC shareholders voting is required).

The Amalgamation is expected to close in the third quarter of 2009, subject to customary closing conditions, including shareholder approvals and the amendment of Validus’s credit facilities.

Each of Validus and IPC has made representations and warranties in the Amalgamation Agreement. Each of Validus and IPC has also agreed to various covenants and agreements, including, among others things, subject to certain exceptions, to conduct their respective businesses in the ordinary course of business between the execution of the Amalgamation Agreement and consummation of the Amalgamation and not to engage in certain kinds of transactions during such period. Each of Validus and IPC is permitted to pay regular quarterly cash dividends until the consummation of the Amalgamation.

IPC has agreed that neither it nor any of its subsidiaries nor any of the officers and directors of it or its subsidiaries shall initiate, solicit, encourage or facilitate (including by providing information) any effort or attempt to make or implement any competing proposal or offer, as further described in the Amalgamation Agreement. These restrictions are subject to a “fiduciary out” provision that allows IPC to provide non-public information and participate in discussions and negotiations with respect to competing proposals that IPC’s board of directors, after consultation with its outside legal counsel and financial advisors, concludes in good faith that such action is reasonably likely to be required in order for IPC’s directors to comply with their fiduciary duties under applicable law. IPC’s board of directors does not have the right to terminate the Amalgamation Agreement to accept a competing proposal or upon a change or withdrawal by IPC’s board of directors of its recommendation of the Amalgamation.

Therefore, the Amalgamation will be submitted to a vote of IPC’s shareholders. However, IPC’s board of directors may, subject to certain procedural requirements set forth in the Amalgamation Agreement, change its recommendation to IPC shareholders to approve the Amalgamation in the event that the board of directors of IPC concludes that a bona fide written acquisition proposal for IPC that did not result from a breach of the Amalgamation Agreement by IPC could be reasonably likely to constitute a “Superior Proposal” (as defined in the Amalgamation Agreement).

The Amalgamation Agreement contains specified termination rights for the parties, including the right of either party to terminate the Amalgamation Agreement if the Amalgamation has not been consummated on or prior to January 31, 2010. The Amalgamation Agreement also provides that, if the Amalgamation Agreement is terminated under certain circumstances, IPC will be required to pay Validus a termination fee of $16 million or Validus will be required to pay IPC a termination fee of $16 million.

On the same day as the execution and delivery of the Amalgamation Agreement, (1) IPC paid to Max $50,000,000 in respect of the Max termination fee and (2) Validus paid to IPC $50,000,000 (the “Reimbursement Amount”) in respect of and in reliance upon such payment by IPC to Max. In certain circumstances more fully described in the Amalgamation Agreement, IPC will be required to repay the Reimbursement Amount to Validus in the event the Amalgamation Agreement is terminated.

A copy of the Amalgamation Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The description herein of the Amalgamation Agreement and the transactions contemplated thereby is not complete and is qualified in its entirety by reference to Amalgamation Agreement.

The Amalgamation Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Validus, IPC or Validus Ltd. or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Amalgamation Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Amalgamation Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Amalgamation Agreement instead of establishing these matters as facts (such disclosures include information that has been included in Validus’ and IPC’s public disclosures, as well as additional non-public information); and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third party beneficiaries under the Amalgamation Agreement (except for the right to receive the transaction consideration from and after the consummation of the Amalgamation) and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Validus, IPC or Validus Ltd. or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Amalgamation Agreement, which subsequent information may or may not be fully reflected in IPC’s public disclosures.

Amendments to Credit Agreement

The information set forth in Item 2.03 of this Current Report is incorporated into this Item 1.01 as if set forth herein in full.

ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

In connection with entering into the Amalgamation Agreement, IPC and IPCRe Limited entered into the Second Amendment and Limited Consent to Credit Agreement (the “Second Amendment”) with the Lenders party thereto (“Lenders”) and Wachovia Bank, National Association, as Administrative Agent, as of July 8, 2009. The Second Amendment relates to the Credit Agreement dated April 13, 2006, as amended, between IPC and IPCRe Limited, the Lenders and Wachovia Bank, National Association (the “Credit Agreement”). The Second Amendment includes the required Lenders’ consent for IPC to enter into the Amalgamation Agreement, and includes certain amendments to the Credit Agreement.

Pursuant to the Second Amendment, the $250,000,000 senior unsecured tranche of the credit facility will be permanently terminated. In addition, the amendments increase the applicable interest rates and fees on the senior secured tranche of the credit facility, require IPC to fully cash collateralize its obligations under the senior secured tranche and modifies certain other terms. As amended, the events of default include, among other things, a change in control of the amalgamated company. Upon the consummation of the Amalgamation, IPC and IPCRe will no longer be required to comply with the financial covenants contained in the Credit Agreement.

The Second Amendment is filed as Exhibit 10.1 hereto and is incorporated herein by reference. This description of the Second Amendment is not complete and is qualified in its entirety by reference to the Second Amendment.

ITEM 8.01.	OTHER EVENTS

Voting Agreement

In connection with the Amalgamation Agreement, affiliates of Aquiline Capital Partners LLC, Vestar Capital Partners, and New Mountain Capital, LLC, which collectively owned approximately 38% of Validus’ outstanding voting common shares as of April 30, 2009, have agreed to vote in favor of the issuance of Validus voting common shares in connection with the Amalgamation. Each of the voting agreements will terminate upon the earlier of (i) the mutual consent of IPC and a shareholder; (ii) the holding of a duly called meeting of the shareholders of Validus (or an adjournment or postponement thereof) relating to the approval of the issuance of Validus voting common shares in connection with the Amalgamation at which a shareholder is present and votes its Validus voting common shares in favor of such issuance; and (iii) the date of termination of the Amalgamation Agreement in accordance with its terms.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit	Description

Exhibit 2.1	Agreement and Plan of Amalgamation, dated as of July 9, 2009, among IPC Holdings, Ltd., Validus Holdings, Ltd. and Validus Ltd.

Exhibit 10.1	Second Amendment and Limited Consent to Credit Agreement, dated as of July 8, 2009, among IPC Holdings, Ltd., IPCRe Limited, the Lender parties thereto and the Administrative Agent

Exhibit 99.1	Press release of IPC Holdings, Ltd., issued July 9, 2009

ADDITIONAL INFORMATION ABOUT THE PROPOSED AMALGAMATION AND WHERE TO FIND IT:

The issuance of Validus shares to IPC shareholders in the amalgamation will be submitted to shareholders of Validus for their consideration. The proposed amalgamation will be submitted to shareholders of IPC for their consideration. Validus and IPC shareholders are urged to read the joint proxy statement/prospectus for the proposed amalgamation when it is filed, and any amendment or supplement thereto that may be filed, with the SEC because they will contain important information. This filing is not a substitute for the joint proxy statement/prospectus or any other documents which Validus or IPC may send to their respective shareholders in connection with the proposed amalgamation. All such documents, when filed, will be available free of charge at the SEC’s website (www.sec.gov) or by directing a request to Validus through Jon Levenson, Senior Vice President, at +1-441-278-9000, or IPC through John Weale, Chief Executive Officer and Chief Financial Officer, at +1-441-298-5100.

This filing does not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. No offering of securities shall be made except by means of a proxy statement/prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

PARTICIPANTS IN THE SOLICITATION:

Validus and IPC and their directors and executive officers are deemed to be participants in any solicitation of Validus and IPC shareholders in connection with the proposed amalgamation. Information about Validus’ directors and executive officers is available in Validus’ definitive proxy statement, dated March 25, 2009, for its 2009 annual general meeting of shareholders. Information about IPC’s directors and executive officers is available in IPC’s Amendment No. 1 to Form 10-K, dated April 30, 2009, for the fiscal year ended December 31, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IPC HOLDINGS, LTD.

By	/S/ MELANIE J. SAUNDERS
Melanie J. Saunders Company Secretary

Date: July 9, 2009

EXHIBIT INDEX

Exhibit	Description

Exhibit 2.1	Agreement and Plan of Amalgamation, dated as of July 9, 2009, among IPC Holdings, Ltd., Validus Holdings, Ltd. and Validus Ltd.

Exhibit 10.1	Second Amendment and Limited Consent to Credit Agreement, dated as of July 8, 2009, among IPC Holdings, Ltd., IPCRe Limited, the Lender parties thereto and the Administrative Agent

Exhibit 99.1	Press release of IPC Holdings, Ltd., issued July 9, 2009